Exhibit 10.11

MATTERNET, INC.

KEY EMPLOYEE RETENTION PLAN

1.	Purposes.

(a) The purpose of the Plan is to provide designated Key Employees the opportunity to receive certain bonuses upon or in connection with the occurrence of a Qualified Financing or Change of Control to (i) provide Key Employees with an incentive to continue their service prior to a Qualified Financing or Change of Control and to motivate the team to maximize the value of the Company upon a Qualified Financing or Change of Control for the benefit of its stockholders, (ii) provide Key Employees with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Qualified Financing or Change of Control, and (iii) assure that the Company will have the continued dedication and objectivity of Key Employees, notwithstanding the possibility, threat or occurrence of a Change of Control. With respect to a Change of Control, it is understood that transaction bonus amounts payable to the Key Employees under this Plan will have priority over distribution(s) with respect to capital stock of the Company made at the same time.

(b) The Board has determined that the adoption of the Plan is in the best interest of the Company and its stockholders.

2.	Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Bonus Amount” means, for each Key Employee, such Key Employee’s Change of Control Bonus Amount, Retention Bonus Amount, or Qualified Financing Bonus Amount, as applicable.

(c) “Cause” means, with respect to any particular Key Employee, (i) the Key Employee’s failure to substantially perform the Key Employee’s material duties and obligations as an employee of the Company or any subsidiary of the Company (for reasons other than death or Disability), which failure is not cured to the sole and reasonable satisfaction of the Company (or its applicable subsidiary); (ii) the Key Employee’s failure or refusal to comply with the policies, standards and regulations established by the Company (or its applicable subsidiary) from time to time, which failure is not cured to the sole and reasonable satisfaction of the Company (or its applicable subsidiary); (iii) any act of personal dishonesty, moral turpitude, fraud, embezzlement, misrepresentation, or other unlawful act committed by the Key Employee that results in harm to the Company or its affiliates, including financial or reputational, which harm shall be determined in the Company’s sole and reasonable discretion; (iv) the Key Employee’s violation of a federal or state law or regulation applicable to the business of the Company or its affiliates; (v) the Key Employee being convicted of, or entering a plea of nolo contendere or guilty to, a felony under the laws of the United States or its equivalent in the jurisdiction in which the act that constituted the felony occurred; or (vi) the Key Employee’s material breach of the terms of any agreement between the Key Employee and the Company (or any affiliate of the Company). With respect to (i) and (ii) above only, the Key Employee shall have ten days to cure following written notice of the Key Employee’s failure or refusal to perform or comply, provided that whether the failure is curable shall be within the sole and reasonable discretion of the Company (or its applicable subsidiary).

(d) “Change of Control” shall mean the occurrence of any of the following events:

(1) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this Section 2(d)(1), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(2) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 2(d)(2), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this Section 2(d)(2), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change of Control for purposes of this Plan.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change of Control event for purposes of this Plan. Further, and notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control for purposes of this Plan.

(e) “Change of Control Individual Percentage” means the percentage specified for a particular Key Employee with respect to a Change of Control as determined by the Board, which shall be set forth in a Key Employee’s Participation Agreement.

(f) “Closing” means the closing of a transaction constituting a Qualified Financing or Change of Control, as applicable.

(g) “Closing Date” has the meaning ascribed to it in Section 5 of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

(i) “Company” means Matternet, Inc., a Delaware corporation and any successor.

(j) “Disability” means, with respect to any particular Key Employee, that such Key Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(k) “Effective Date” has the meaning ascribed to it on the signature page of the Plan.

(l) “Excise Tax” has the meaning ascribed to it in Section 5 of the Plan.

(m) “Firm” has the meaning ascribed to it in Section 5 of the Plan.

(n) “Individual Percentage” means, for each Key Employee, such Key Employee’s Change of Control Individual Percentage, Retention Individual Percentage, or Qualified Financing Individual Percentage, as applicable.

(o) “IRS” has the meaning ascribed to it in Section 9 of the Plan.

(p) “Key Employee” means any person employed by the Company, or any subsidiary of the Company, who is designated by the Board in writing from time to time as a Key Employee for purposes of the Plan.

(q) “Participation Agreement” means an individualized agreement setting forth a Key Employee’s Individual Percentages and other terms relating to the Key Employee’s participation in the Plan. The form of Participation Agreement is attached hereto as Exhibit A.

(r) “Payment” has the meaning ascribed to it in Section 5 of this Plan.

(s) “Person” has the meaning ascribed to it in Section 2(d)(1) of this Plan.

(t) “Plan” means the Matternet, Inc. Key Employee Retention Plan.

(u) “Qualified Financing” means the first transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $20,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital.

(v) “Qualified Financing Individual Percentage” means the percentage specified for a particular Key Employee with respect to a Qualified Financing as determined by the Board, which shall be set forth in a Key Employee’s Participation Agreement.

(w) “Qualifying Termination” means a termination of a Key Employee’s employment by the Company (or a subsidiary of the Company), occurring on or following the Closing described in Section 4(a) but before the Retention Date, for any reason other than (i) for Cause, (ii) due to the Key Employee’s death, or (iii) due to the Key Employee’s Disability.

(x) “Reduced Amount” has the meaning ascribed to it in Section 5 of the Plan.

(y) “Retention Individual Percentage” means the percentage specified for a particular Key Employee with respect to such Key Employee’s Retention Bonus Amount as determined by the Board, which shall be set forth in a Key Employee’s Participation Agreement.

(z) “Section 409A” means Section 409A of the Code and any final Treasury Regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(aa) “Treasury Regulations” means the regulations under the Code. Reference to a specific Treasury Regulation Section thereunder shall include such regulations and any comparable provision of any future legislation or regulation amending, supplementing or superseding such regulation.

3.	Administration.

(a) The Plan shall be interpreted and administered by the Board, whose actions shall be final and binding on all persons, including the Key Employees, and shall be given the maximum deference permitted by law.

(b) The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1) To determine from time to time which employees of the Company shall be designated as Key Employees entitled to participate in the Plan and the terms under which they will be entitled to participate.

(2) To determine whether or not a transaction or related series of transactions results in a Change of Control.

(3) To determine the amount of the Bonus Amounts for each Key Employee.

(4) To establish, change, and adjust, in its sole discretion, the Individual Percentages for each of the Key Employees.

(c) The Board may delegate some or all of its powers and responsibilities under the Plan either to a committee of the Board or to one or more officers of the Company.

(d) No member of the Board or its delegate will be liable for any action or determination made by the Board or its delegate with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that members of the Board or its delegate incur in connection with the administration of the Plan shall be borne by the Company or its successor. No members of the Board or its delegate shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Board or its delegate shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination, or interpretation.

4.	BONUS AMOUNTS.

(a) Change of Control Bonus. Subject to Section 5, upon the first Closing of a Change of Control to occur after the Effective Date, each Key Employee will receive a one-time cash bonus equal to the product of (x) such Key Employee’s Change of Control Individual Percentage, multiplied by (y) the base salary actually earned by such Key Employee over the preceding twelve (12) month period (the “Change of Control Bonus Amount”). Each Change of Control Bonus Amount shall be distributed to the applicable Key Employee as soon as practicable on or after such Closing Date, but in no event later than thirty (30) days following the Closing Date.

(b) Retention Bonus. Subject to Section 5, following the Closing described in Section 4(a) above, each Key Employee that satisfies the conditions in Sections 5(a) and 5(b) will receive a one-time cash bonus equal to the product of (x) such Key Employee’s Retention Individual Percentage, multiplied by (y) the base salary actually earned by such Key Employee over the twelve (12) month period ending on the Key Employee’s Retention Bonus Determination Date (as defined below) (the “Retention Bonus Amount”). For any Key Employee that remains an employee of the Company (or a subsidiary of the Company) through the Retention Date (as defined below), the Retention Date, the “Retention Bonus Determination Date” shall mean the Retention Date, and such Key Employee’s Retention Bonus Amount shall be distributed to the Key Employee as soon as practicable on or after the Retention Date, but in no event later than thirty (30) days following the Retention Date. For any Key Employee that experiences a Qualifying Termination and satisfies the Release Requirement (as such terms are defined below), the “Retention Bonus Determination Date” shall mean the date of such Qualifying Termination, and such Key Employee’s Retention Bonus Amount shall be distributed to the Key Employee on the first payroll date after the Release (as defined below) becomes effective and irrevocable, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs.

(c) Qualified Financing Bonus. Subject to Section 5, upon the first Closing of a Qualified Financing to occur after the Effective Date, each Key Employee will receive a one-time cash bonus equal to the product of (x) such Key Employee’s Qualified Financing Individual Percentage, multiplied by (y) the base salary actually earned by such Key Employee over the preceding twelve (12) month period (the “Qualified Financing Bonus Amount”). Each Qualified Financing Bonus Amount shall be distributed to the applicable Key Employee as soon as practicable on or after such Closing Date, but in no event later than thirty (30) days following the Closing Date.

5.	Conditions to Distributions.

(a) To be eligible to receive his or her Change of Control Bonus Amount, Retention Bonus Amount, or Qualified Financing Bonus Amount, a Key Employee must remain an employee of the Company (or a subsidiary of the Company) through the Closing Date of the applicable Qualified Financing or Change of Control. Upon termination of a Key Employee’s employment prior to the Closing Date, such Key Employee shall no longer be a Key Employee in the Plan and shall not be entitled to any further payments hereunder.

(b) In addition to the requirement set forth in Section 5(a), to be eligible to receive his or her Retention Bonus Amount, a Key Employee must either (i) remain an employee of the Company (or a subsidiary of the Company) through the one-year anniversary of the Closing Date (the “Retention Date”) or (ii) both experience a Qualifying Termination (as defined below) and satisfy the Release Requirement (as defined below). The “Release Requirement” means that the Key Employee must sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and such Release must become effective and irrevocable no later than sixty (60) days following the Key Employee’s Qualifying Termination. If (A) a Key Employee’s employment is terminated prior to the Retention Date for any reason other than a Qualifying Termination or (B) a Key Employee experiences a Qualifying Termination but does not satisfy the Release Requirement, such Key Employee shall no longer be a Key Employee in the Plan and shall not be entitled to receive his or her Retention Bonus Amount.

(c) Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Key Employee would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Key Employee’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Key Employee under this Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Key Employee and in the order prescribed by this Section 5(c). In no event shall the Key Employee have any discretion with respect to the ordering of payment reductions.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.

For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Key Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.

The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Key Employee within fifteen (15) calendar days after the date on which the Key Employee’s right to a Payment is triggered (if requested at that time by the Company or the Key Employee) or such other time as requested by the Company or the Key Employee. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and the Key Employee.

6.	Amendment or Termination of the Plan.

(a) The Board at any time, and from time to time, prior to the Closing, may amend or terminate the Plan in any manner in its sole discretion; provided, however, the Plan may not be amended or terminated on or following a Closing without the consent of each Key Employee affected by the amendment or termination, except pursuant to Section 13, as may be required by any applicable law or as necessary to correct administrative errors.

(b) The Plan shall automatically terminate upon the earliest of (i) December 21, 2026, provided that if a Qualified Financing or Change of Control occurs on or before such date, the Plan will not be terminated until the completion of all payments with respect to such transaction under the terms of the Plan, (ii) the completion of all payments under the terms of the Plan, (iii) the closing of the Company’s first underwritten public offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, that occurs prior to the Closing or (iv) a determination by the Board to terminate the Plan consistent with Section 6(a).

7.	No Guarantee of Future Service.

Selection of an individual to participate as a Key Employee under the Plan shall not provide any guarantee or promise of continued service of the Key Employee with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing a Key Employee) retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

8.	No Equity Interest.

Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

9.	Tax Withholding.

The Company shall withhold from any distributions under the Plan and/or require the Key Employee to remit payments to the Company for any amount required to satisfy the Company’s income, employment or other tax withholding obligations under federal, state or other applicable law. The Key Employee will be solely responsible for any tax withholding obligations and shall be responsible for remitting any necessary funds to the Company to meet such tax withholding obligations.

10.	Funding.

The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Key Employees shall have no rights under the Plan other than as unsecured general creditors of the Company.

11.	Bonus Plan.

This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

12.	Nonassignability.

To the maximum extent permitted by law, a Key Employee’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

13.	Code Section 409A.

Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Bonus Amounts under the Plan are intended to fall within the “short-term deferral” exemption from Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Section 409A, in each case so that none of the Bonus Amounts to be provided hereunder will be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. The Company cannot and has not guaranteed that the IRS will determine that the Plan benefits are not deferred compensation within the meaning of Section 409A. If the Internal Revenue Service (“IRS”) determines that the Plan benefits are deferred compensation, the Key Employee shall be solely responsible for the Key Employee’s costs related to such a determination, if any. The Company and each Key Employee will work together in good faith to consider either (i) amendments to this Plan; or (ii) revisions to the Plan with respect to the payment of any Bonus Amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Key Employee under Section 409A. Notwithstanding anything in the Plan to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Key Employee, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any Bonus Amounts.

14.	Choice of Law.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.

15.	Successors and Assigns.

The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon a Change of Control the Company shall require its successor(s) or assign(s) to assume the Company’s obligations under the Plan.

16.	Headings.

The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

The Matternet, Inc. Key Employee Retention Plan is adopted by an authorized officer of the Company effective as of _____________, ______ (the “Effective Date”).

Matternet, Inc.

By:

Print Name:

Title:

EXHIBIT A

MATTERNET, INC. KEY EMPLOYEE RETENTION PLAN

PARTICIPATION AGREEMENT

___________________ (the “Key Employee”) has been selected to participate in the Matternet, Inc. Key Employee Retention Plan, as it may be amended from time to time (the “Plan”). Unless otherwise defined herein, the capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

Date of Issuance:

The Key Employee’s Individual Percentages shall be:

Change of Control Individual Percentage:

Retention Individual Percentage:

Qualified Financing Individual Percentage:

In the event that all of the conditions for payment of a Bonus Amount specified in the Plan are satisfied, such Bonus Amount will be calculated and distributed in accordance with the Plan. In the event that any of the conditions for payment of a Bonus Amount specified in the Plan are not satisfied, then Key Employee will have no rights to receive such Bonus Amount.

The Key Employee acknowledges that any interest in a Bonus Amount is subject to the conditions of the Plan and this Participation Agreement. The Key Employee acknowledges receipt of a copy of the Plan and represents that the Key Employee has read and is familiar with its provisions.

In addition, following the first Closing of a Qualified Financing to occur after the Effective Date, the Company will recommend to the Board that, as soon as administratively practicable following such Qualified Financing, the Company grant the Key Employee an option to purchase shares of the Company’s common stock (“Shares”) at a price per Share equal to the fair market value of a Share on the date of grant, as determined by the Board (the “Option”). The Option will be fully vested upon grant and will cover a number of Shares approximately equal to ten percent (10%) of the total of (i) the number of Shares held by the Key Employee as of immediately prior to such Qualified Financing plus (ii) the total number of Shares covered by any options to purchase Shares that, as of immediately prior to such Qualified Financing, are held by the Key Employee and are outstanding. The Option will be subject to the terms and conditions of the Company’s equity plan and a stock option agreement between the Key Employee and the Company. The Option will be granted to the Key Employee only if the Key Employee remains an employee of the Company (or any subsidiary of the Company) through the grant date.

This Participation Agreement will terminate concurrently with the termination of the Plan pursuant to Section 6 of the Plan.

MATTERNET, INC.	KEY EMPLOYEE

By:	Signature:

Its:	Date: